UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                               (Amendment No. 1)*

                       Sports Properties Acquisition Corp.
                                (Name of Issuer)

                         Common stock, $0.001 par value
                         (Title of Class of Securities)


                                    84920F107
                                 (CUSIP Number)


                                February 2, 2010
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ]  Rule 13d-1(b)
     [x]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                           (Page 1 of 7 Pages)
---------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 84920F107                   13G                Page 2 of 7 Pages


-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            ARROWGRASS CAPITAL PARTNERS (US) LP

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            DELAWARE
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    -0-
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    -0-
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             -0-
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             0.0%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 84920F107                   13G                Page 3 of 7 Pages


-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            ARROWGRASS CAPITAL SERVICES (US) INC.

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            DELAWARE
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    -0-
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    -0-
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             -0-
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             0.0%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             CO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 84920F107                   13G                Page 4 of 7 Pages


This Amendment No. 1 (this "Amendment") amends the statement on Schedule 13G filed November 24, 2009 (the "Schedule 13G") with respect to shares of common stock, $0.001 par value (the "Common Stock") of Sports Properties Acquisition Corp., a Delaware corporation (the "Issuer"). This Amendment amends and restates the Schedule 13G in its entirety as set forth below.

Item 1(a).     Name of Issuer:
               Sports Properties Acquisition Corp.

Item 1(b).     Address of Issuer's Principal Executive Offices:
               437 Madison Avenue
               New York, New York, 10022

Item 2(a).     Name of Person Filing:

               This statement is filed by:
                 (i) Arrowgrass Capital Partners (US) LP, a Delaware limited partnership ("ACP"), with respect to the Shares directly held by Arrowgrass Master Fund Ltd. a Cayman Islands exempted company ("AMF"). ACP serves as the investment manager of AMF; and
               (ii) Arrowgrass Capital Services (US) Inc., a Delaware corporation ("ACS") with respect to the Common Stock beneficially owned by ACP.

               The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b).     Address of Principal Business Office or, if None, Residence:

               The address of the business office of each of the Reporting Persons is 245 Park Avenue, New York, New York 10167.

Item 2(c).     Citizenship:

               ACP is a limited partnership organized under the laws of the State of Delaware. ACS is a corporation organized under the laws of the State of Delaware.

Item 2(d).     Title of Class of Securities:

               Common stock, $0.001 par value.

Item 2(e).     CUSIP Number:  84920F107

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under Section 15 of the Act,

          (b) [ ] Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

          (d) [ ] Investment Company registered under Section 8 of the

CUSIP No. 84920F107                   13G                Page 5 of 7 Pages


          Investment Company Act of 1940,

          (e) [ ] Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E),
          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.   Ownership.

         A. Arrowgrass Capital Partners (US) LP
             (a) Amount of Common Stock beneficially owned: 0
             (b) Percent of class: 0.0%
             (c) (i) Sole power to vote or direct the vote: 0
                (ii) Shared power to vote or direct the vote: 0
               (iii) Sole power to dispose or direct the disposition: 0
                (iv) Shared power to dispose or direct the disposition: 0

         B. Arrowgrass Capital Services (US) Inc.
             (a) Amount of Common Stock beneficially owned: 0
             (b) Percent of class: 0.0%
             (c) (i) Sole power to vote or direct the vote: 0
                (ii) Shared power to vote or direct the vote: 0
               (iii) Sole power to dispose or direct the disposition: 0
                (iv) Shared power to dispose or direct the disposition: 0

Item 5.   Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          Not Applicable

Item 8.   Identification and Classification of Members of the Group.

          Not Applicable

CUSIP No. 84920F107                   13G                Page 6 of 7 Pages

Item 9.   Notice of Dissolution of Group.

          Not Applicable

Item 10.  Certification.

Each of the Reporting Persons hereby makes the following certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED:  February 9, 2010





ARROWGRASS CAPITAL PARTNERS (US) LP      ARROWGRASS CAPITAL SERVICES (US) INC.



By:  Arrowgrass Capital Services (US)
Inc., its General Partner

By: /s/ Sean Flynn                                           By: /s/ Sean Flynn
    --------------                                               --------------
Name:  Sean Flynn                                            Name:  Sean Flynn
Title  Director                                              Title  Director